The Japan Fund, Inc.

LCC 0695

Two Avenue de Lafayette

Boston, MA 02111

November 1, 2008

Nomura Asset Management U.S.A. Inc.

Two World Financial Center, Building B

New York, NY 10281

Investment Advisory Agreement

Ladies and Gentlemen:

The Japan Fund, Inc. (the “Corporation”) has been established as a Maryland corporation to engage in the business of an investment company. Pursuant to the Corporation’s Articles of Incorporation, as amended from time to time (the “Articles”), the Board of Directors may divide the Corporation’s shares of capital stock, par value $.33 1/3 per share (the “Shares”), into separate series, or funds. Series may be abolished and dissolved, and additional series established, from time to time by action of the Directors. At the date hereof, the Corporation does not have separate series. To the extent separate series are created, their investment advisory arrangements will be governed by an addendum to this Agreement or a separate agreement.

The Corporation has selected you (also referred to as the “Investment Advisor”) to act as its investment advisor to render portfolio management services in the manner and on the terms set forth in this Agreement. Accordingly, the Corporation agrees with you as follows:

1. Delivery of Documents. The Corporation engages in the business of investing and reinvesting its assets in the manner and in accordance with the investment objectives, policies and restrictions specified in the currently effective Prospectus (the “Prospectus”) and Statement of Additional Information (the “SAI”) included in the Corporation’s Registration Statement on Form N-1A, as amended from time to time (the “Registration Statement”), filed by the Corporation under the Investment Company Act of 1940, as amended (the “1940 Act”), and the Securities Act of 1933, as amended, as well as, in accordance with policies and procedures adopted by the Corporation’s Board of Directors (the “Compliance Program”). Copies of the documents referred to in the preceding sentence have been furnished to you by the Corporation. The Corporation has also furnished you with copies properly certified or authenticated of each of the following additional documents related to the Corporation:

(i) The Articles dated January 10, 1992, as amended to date.

(ii) By-Laws of the Corporation as in effect on the date hereof (the “By-Laws”).

(iii) Resolutions of the Directors and shareholders of the Corporation selecting you as investment adviser and approving the form of this Agreement.

The Corporation will furnish you from time to time with copies, properly certified or authenticated, of all amendments of or supplements, if any, to the foregoing, including the Prospectus, the SAI, the Registration Statement and the Compliance Program.

2. Portfolio Management Services. As investment adviser of the assets of the Corporation, you shall provide continuing portfolio management of its assets and use your best efforts to ensure the Corporation conforms to the investment objectives, policies and restrictions set forth in the Prospectus and SAI; the applicable provisions of the 1940 Act and the Internal Revenue Code of 1986, as amended (the “Code”), relating to regulated investment companies and all rules and regulations thereunder; and all other applicable federal and state laws and regulations of which you have knowledge; subject always to policies and instructions adopted by the Corporation’s Board of Directors. In connection therewith, you shall use reasonable efforts to manage the Corporation so that it will qualify as a regulated investment company under Subchapter M of the Code and regulations issued thereunder. The Corporation shall have the benefit of the investment analysis and research, the review of current economic conditions and trends and the consideration of long-range investment policy generally available to your investment advisory clients and investment advisory clients of your parent corporation, Nomura Asset Management Co., Ltd. In managing the Corporation in accordance with the requirements set forth in this section 2, you shall be entitled to receive and act upon advice of counsel to the Corporation or counsel to you. You shall also make available to the Corporation promptly upon request all of the Corporation’s investment records and ledgers that you are required to maintain as investment adviser as are necessary to assist the Corporation in complying with the requirements of the 1940 Act and other applicable laws. To the extent required by law, you shall cooperate with the Corporation or such designated agent in assisting it to furnish to regulatory authorities having the requisite authority any information or reports in connection with the services provided pursuant to this Agreement which may be requested in order to ascertain whether the operations of the Corporation are being conducted in a manner consistent with applicable laws and regulations.

You shall determine the securities, instruments, investments, currencies, repurchase agreements, futures, options and other contracts relating to investments to be purchased, sold or entered into by the Corporation and place orders with broker-dealers, foreign currency dealers, futures commission merchants or others pursuant to your determinations and all in accordance with Corporation policies as expressed in the Registration Statement. You shall determine what portion of the Corporation’s portfolio shall be invested in securities and other assets and what portion, if any, should be held uninvested.

You shall place all orders for the purchase and sale of portfolio securities for the Corporation’s account with brokers or dealers selected by you, which may include brokers or dealers affiliated with you in accordance with applicable law, regulations and the Corporation’s procedures. You shall use your best efforts to seek to execute portfolio transactions at prices that are advantageous to the Corporation and at commission rates which are reasonable in relation to the benefits received. In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) to the Corporation and/or the other accounts over which you or your affiliates exercise investment discretion. You are authorized to pay a broker dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Corporation which is in excess of the amount of commission another broker dealer would have charged for effecting that transaction if you determine in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which you and your affiliates have with respect to accounts over which they exercise investment discretion. You shall provide the Directors of the Corporation with periodic reports of the commissions paid by the Corporation to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Corporation.

Unless otherwise instructed by the Corporation, you shall vote proxies and exercise voting authority over the Corporation’s securities in accordance with your proxy voting policies that are presented to the Board of Directors of the Corporation. You shall provide quarterly reports of the exercise of such voting authority to the Board and you shall provide the administrator of the Corporation (“Administrator”) with requisite information for the annual form N-PX filing. The Corporation agrees to instruct its custodian to forward promptly to you or an affiliate designated by you all voting material and shareholder communications relating to portfolio companies. The Corporation agrees that you shall not be responsible or liable for failure to exercise such authority to the extent such failure is a result of the fact that you or your designated affiliate did not receive such voting material or related shareholder communication on a timely basis.

You shall furnish to the Administrator or the Corporation’s Board of Directors periodic reports on the investment performance of the Corporation and on the performance of your obligations pursuant to this Agreement on a monthly, quarterly or annual basis as requested by the Board. You shall, upon request, assist the Administrator in determining the correct classification of portfolio holdings. In addition, you agree to timely identify for the Administrator all illiquid or restricted securities and to identify for the Administrator any passive foreign investment companies (“PFICs”) for fiscal year end and excise tax reporting purposes. You will promptly provide the Administrator and the custodian for the Corporation with original authorized signatures lists and any updates thereto. You agree that members of the portfolio management team will attend quarterly board meetings, in person or by video conference or teleconference.

As part of your investment management services you will prepare Management’s Discussion of Fund Performance for the shareholder reports, provide updated disclosures for the Corporation’s registration statement, provide affiliate and other information for the annual Officers and Directors Questionnaire, provide sub-certifications as requested by Corporation officers in connection with any of their certifications under Sarbanes-Oxley sections 302 and 906 (where practicable and subject to appropriate qualifications), review, at the Corporation’s request, relevant sections of the registration statements, shareholder reports, N-SARs, N-PX, the Fund’s website and other applicable filings or disclosures for accuracy and provide such other services and information as the Corporation may reasonably request.

You will keep the Corporation informed of developments relating to your duties as investment advisor that would materially affect the management of the Corporation or the valuation of the Corporation’s portfolio holdings, including but not limited to, any changes in the senior investment personnel assigned to the Corporation’s account, and political, environmental, market or other events which, in your judgment, will have a material impact on the Corporation’s portfolio holdings. In this regard, you and/or the Sub-Advisor (defined in clause 6) will provide the Corporation with periodic reports as the Corporation may from time to time reasonably request. Prior to each quarterly Board meeting, in addition to providing the Board with reports regarding your or the Sub-Advisor’s management of the Corporation’s assets during the most recently completed quarter, you will provide written certifications that your management of the Corporation’s assets is in compliance with the Corporation’s investment objectives and policies as listed in the Corporation’s Registration Statement, with your and the Sub-Advisor’s policies and procedures (including your and the Sub-Advisor’s Code of Ethics adopted under Rule 17j-1) and with the policies, procedures and restrictions that the Corporation has provided in writing to you or, if you or the Sub-Advisor were not in compliance during the quarter, explain what you or the Sub-Advisor have done to seek to ensure such compliance in the future. Annually, you will furnish to the Corporation a written report concerning your and the Sub-Advisor’s Code of Ethics and compliance programs, which complies with the requirements of Rule 17j-1 and Rule 38a-1 under the 1940 Act, and you and the Sub-Advisor will annually furnish a written report to the Corporation following and reporting on the review under Rule 206(4)-7(b) of the Investment Advisers Act of 1940. Upon request, you will provide the Corporation’s Chief Compliance Officer with access to your and/or the Sub-Advisor’s officers and employees, offices, books and records and with such information as he may reasonably request. With respect to violations of your or the Sub-Advisor’s Code of Ethics or compliance programs that directly affect the Corporation, you will permit representatives of the Corporation to examine reports (or summaries of reports), and books and records relating to such violations. You will notify and forward promptly to the Corporation any communications or information you or the Sub-Advisor may receive with respect to claims against or involving the Corporation or corporate actions relating to the Corporation.

Annually you will provide materials and information to the Board in connection with the review and approval of the Investment Advisory Agreement and Sub-Advisory Agreement, including but not limited to, the following for both you and the Sub-Advisor: updates to ADVs and schedules thereto, financial statements, profitability reports (to the extent information is available based on records maintained by the Investment Advisor and the Sub-Advisor), responses to Section 15 questionnaire, comparative fee and performance data and such other information as the Directors may reasonably request.

You and the Sub-Advisor shall create and maintain all necessary records in accordance with applicable law and regulation (including the 1940 Act and the rules thereunder). All such records shall be the property of the Corporation and shall be available for inspection and use by the SEC, the Corporation or any person retained by the Corporation at all times.

You shall be responsible for the preparation and filing of Schedule 13G and Form 13F (or any similar forms required for reporting securities positions by other than United States statute or regulation) in connection with securities held by the Corporation.

3. Administrative Services.

Upon the request of the Corporation, you agree to assist with each of the following services:

(i) Valuation. You agree to provide reasonable assistance in connection with the determination of fair value of securities owned by the Corporation for which market quotations are not readily available. In addition, you or the Sub-Advisor will monitor for unusual events between market close in Tokyo and market close on the New York Stock Exchange (e.g., after market announcements, natural disasters). In connection with such assistance, you shall make personnel available to be members of the valuation committee and to consult with the other members of the valuation committee having responsibility for the valuation of the Corporation’s assets. The parties to this Agreement agree that you and your affiliates shall not bear responsibility or liability for the determination or accuracy of the valuation of any portfolio securities and other assets of the Corporation.

(ii) Annual meetings of portfolio companies. You agree to use reasonable efforts to assist the Corporation and the Administrator in monitoring matters that are subject to action at meetings of shareholders of portfolio companies. The purpose of such review will be to identify matters that are material to the Corporation necessitating the recall of portfolio holdings on loan, if any, where practicable.

You shall not be responsible for furnishing office space and facilities to the Corporation and you shall not be responsible for rendering to the Corporation administrative services on behalf of the Corporation including, but not limited to, preparing reports and notices to Corporation shareholders, supervising, negotiating contractual arrangements with, to the extent appropriate, and monitoring the performance of, accounting agents, custodians, depositories, transfer agents and pricing agents, accountants, attorneys, printers, underwriters, brokers and dealers, insurers and other persons in any capacity deemed to be necessary or desirable to Corporation operations; preparing and making filings with the Securities and Exchange Commission (the “SEC”) and other regulatory and self-regulatory organizations, including, but not limited to, preliminary and definitive proxy materials, post-effective amendments to the Registration Statement, semi-annual reports on Form N-SAR and notices pursuant to Rule 24f-2 under the 1940 Act, provided however that you will make available all information needed for the Corporation’s filings and will review drafts of the filings for accuracy with respect to information relevant to your obligations under this Agreement; overseeing the tabulation of proxies by the Corporation’s transfer agent; assisting in the preparation and filing of the Corporation’s federal, state and local tax returns; preparing and filing the Corporation’s federal excise tax return pursuant to Section 4982 of the Code; monitoring the valuation of portfolio securities and the calculation of net asset value; monitoring the registration of Shares of the Corporation under applicable federal and state securities laws; maintaining or causing to be maintained for the Corporation all books, records and reports and any other information required under the 1940 Act, except to the extent that such books, records and reports and other information are required to be maintained by the investment adviser of a registered investment company under the 1940 Act or the Investment Advisers Act of 1940, as amended; assisting in establishing the accounting policies of the Corporation; assisting in the resolution of accounting issues that may arise with respect to the Corporation’s operations and consulting with the Corporation’s independent accountants, legal counsel and the Corporation’s other agents as necessary in connection therewith; establishing and monitoring the Corporation’s operating expense budgets; reviewing the Corporation’s bills; processing the payment of bills that have been approved by an authorized person; assisting the Corporation in determining the amount of dividends and distributions available to be paid by the Corporation to its shareholders, preparing and arranging for the printing of dividend notices to shareholders, and providing the transfer and dividend paying agent, the custodian, and the accounting agent with such information as is required for such parties to effect the payment of dividends and distributions; and otherwise assisting the Corporation in the conduct of the Corporation’s business.

4. Allocation of Charges and Expenses. During the term of this Agreement, you will pay all expenses incurred by you in connection with your portfolio management duties set forth in sections 2 and 3 of this Agreement.

You shall not be required to pay any expenses of the Corporation. In particular, but without limiting the generality of the foregoing, you shall not be responsible for the following expenses of the Corporation: organization expenses of the Corporation (including out-of-pocket expenses, but not including your overhead or employee costs); fees payable to you and to any other Corporation advisors or consultants; legal expenses; auditing and accounting expenses; maintenance of books and records which are required to be maintained by the Corporation’s custodian or other agents of the Corporation; telephone, telex, facsimile, postage and other communications expenses; taxes and governmental fees; fees, dues and expenses incurred by the Corporation in connection with membership in investment company trade organizations; fees and expenses of the Corporation’s accounting agent, custodians, subcustodians, transfer agents, dividend disbursing agents and registrars; payment for portfolio pricing or valuation services to pricing agents, accountants, bankers and other specialists, if any; expenses of preparing share certificates and other expenses in connection with the issuance, offering, distribution, sale, redemption or repurchase of securities issued by the Corporation; expenses relating to investor and public relations; expenses and fees of registering or qualifying Shares of the Corporation for sale; interest charges, bond premiums and other insurance expense; freight, insurance and other charges in connection with the shipment of the Corporation’s portfolio securities; the compensation and all expenses (specifically including travel expenses relating to Corporation business) of Directors, officers and employees of the Corporation who are not affiliated persons of you; brokerage commissions or other costs of acquiring or disposing of any portfolio securities of the Corporation; expenses of printing and distributing reports, notices and dividends to shareholders; expenses of printing and mailing Prospectuses and SAIs of the Corporation and supplements thereto; costs of stationery; any litigation expenses; indemnification of Directors and officers of the Corporation; costs of shareholders’ and other meetings; and travel expenses (or an appropriate portion thereof) of Directors and officers of the Corporation who are directors, officers or employees of you to the extent that such expenses relate to attendance at meetings of the Board of Directors of the Corporation or any committees thereof or advisors thereto held outside of Boston, Massachusetts or New York, New York.

You shall not be required to pay expenses of any activity which is primarily intended to result in sales of Shares of the Corporation.

5. Investment Advisory Fee. For all services to be rendered, payments to be made and costs to be assumed by you as provided in sections 2 and 3 hereof, the Corporation shall pay you in United States Dollars on the last day of each month the unpaid balance of a fee equal to the excess of 1/12 of 0.60 of 1 percent of the average daily net assets as defined below of the Corporation for such month; provided that, for any calendar month during which the average of such values exceeds $200 million, the fee payable for that month based on the portion of the average of such values in excess of $200 million shall be 1/12 of 0.55 of 1 percent of such portion; and provided that, for any calendar month during which the average of such values exceeds $400 million, the fee payable for that month based on the portion of the average of such values in excess of $400 million shall be 1/12 of 0.50 of 1 percent of such portion.

The “average daily net assets” of the Corporation shall mean the average of the values placed on the Corporation’s net assets as of 4:00 p.m. (New York time) on each day on which the net asset value of the Corporation is determined consistent with the provisions of Rule 22c-1 under the 1940 Act or, if the Corporation lawfully determines the value of its net assets as of some other time on each business day, as of such time. The value of the net assets of the Corporation shall always be determined pursuant to the applicable provisions of the Articles and the Registration Statement. If the determination of net asset value does not take place for any particular day, then for the purposes of this section 5, the value of the net assets of the Corporation as last determined shall be deemed to be the value of its net assets as of 4:00 p.m. (New York time), or as of such other time as the value of the net assets of the Corporation’s portfolio may be lawfully determined on that day. If the Corporation determines the value of the net assets of its portfolio more than once on any day, then the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this section 5.

6. Investment Advisory Agreement. You may enter into a Sub-Advisory Agreement with Nomura Asset Management Co., Ltd. (the “Sub-Advisor”) in the form attached hereto as Exhibit A, in which you may contract for advisory services and pay the Sub-Advisor compensation for its services out of the compensation received pursuant to section 5 of this Agreement. Such Sub-Advisory Agreement will be conterminous with this Agreement.

7. Avoidance of Inconsistent Position; Services Not Exclusive. You or your agent shall arrange for the placing of all orders for the purchase and sale of portfolio securities and other investments for the Corporation’s account with brokers or dealers selected by you in accordance with Corporation policies as expressed in this Agreement and the Registration Statement. If any occasion should arise in which you give any advice to clients of yours concerning the Shares of the Corporation, you shall act solely as investment counsel for such clients and not in any way on behalf of the Corporation.

Your services to the Corporation pursuant to this Agreement are not to be deemed to be exclusive and it is understood that you may render investment advice, management and services to others. In acting under this Agreement, you shall be an independent contractor and not an agent of the Corporation.

Whenever the Corporation and one or more other accounts or investment companies advised by you have available funds for investment, investments suitable and appropriate for each shall be allocated in accordance with procedures believed by you to be equitable to each entity. Similarly, opportunities to sell securities shall be allocated in a manner believed by you to be equitable. The Corporation recognizes that in some cases this procedure may adversely affect the size of the position that may be acquired or disposed of for the Corporation.

8. Review of Corporation Documents. During the term of this Agreement, the Corporation or the Administrator shall furnish to you at your principal office all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of the Corporation or the public, which refer to you in any way, prior to the use thereof, and the Corporation, the Administrator or any other person shall not use any such materials if you reasonably object in writing five (5) days (or such other time as may be mutually agreed, which would include longer time periods for review of the Corporation’s Prospectus and Registration Statement) after receipt thereof. The Corporation shall ensure that materials prepared by employees or agents of the Corporation that refer to you in any way are consistent with those materials previously approved by you as referenced in the preceding sentence.

9. Review of Investment Advisor Documents. During the term of this Agreement, the Investment Advisor, its affiliates or agents shall furnish to the distributor of the Corporation (the “Distributor”) all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of the Corporation or the public, which refer to the Corporation in any way, prior to the use thereof, and the Investment Advisor, its affiliates or agents or any other person shall not use any such materials if the Corporation or its Distributor reasonably object in writing five (5) days (or such other time as may be mutually agreed) after receipt thereof. The Investment Advisor shall ensure that materials prepared by employees or agents of the Investment Advisor, its affiliates or agents that refer to the Corporation in any way are consistent with those materials previously approved by the Corporation as referenced in the preceding sentence.

10. Use of the Corporation’s Name. The parties agree that the name of the Corporation and any derivative or logo or trademark, or trade name or service mark are the valuable property of the Corporation and its shareholders. The Investment Advisor, its affiliates and agents shall have the right to use such name(s), derivatives, logos, trademarks or service marks or trade names only with the prior written approval of the Corporation, which approval shall not be unreasonably held or delayed so long as this Agreement is in effect. For purposes of this Agreement, prior written approval will be waived provided that the materials bearing the derivatives, logos, trademarks or service marks or trade names have been submitted for review in accordance with the terms of section 8 hereof. Upon termination of the Agreement, the Investment Advisor, its affiliates and agents shall forthwith cease to use such name(s), derivatives, logos, trademarks or service marks or trade names.

11. Use of the Investment Advisor’s Name. The parties agree that the name of the Investment Advisor, the names of any affiliates of the Investment Advisor and any derivative or logo or trademark, or trade name or service mark are the valuable property of the Investment Advisor and its affiliates. The Corporation and agents of the Corporation shall have the right to use such name(s), derivatives, logos, trademarks or service marks or trade names only with the prior written approval of the Investment Advisor, which approval shall not be unreasonably held or delayed so long as this Agreement is in effect. For purposes of this Agreement, prior written approval will be waived provided that the materials bearing the derivatives, logos, trademarks or service marks or trade names have been submitted for review in accordance with the terms of section 9 hereof. Upon termination of the Agreement, the Corporation shall forthwith cease to use such name(s), derivatives, logos, trademarks or service marks or trade names.

12. Confidentiality. The Corporation acknowledges that the securities holdings of the Corporation constitute information of value to the Investment Advisor, and agrees: (1) not to use for any purpose, other than for the Corporation or its agents to supervise or monitor the Investment Advisor, the holdings or other trading-related information of the Corporation; and (2) not to disclose the Corporation’s holdings, except: (a) as required by applicable law or regulation; (b) as required by state or federal regulatory authorities; (c) to the Board of Directors of the Corporation, counsel to the Board, counsel to the Corporation, the Administrator, the Corporation’s Principal Financial Officer, the Corporation’s Chief Compliance Officer, the independent accountants and any other agent of the Corporation or Corporation on a need-to-know basis; or (d) as otherwise agreed to by the parties in writing. Further, the Corporation agrees that information supplied by the Investment Advisor, including approved lists, internal procedures, compliance procedures and any board materials is valuable to the Investment Advisor, and the Corporation agrees not to disclose any of the information contained in such materials, except (i) as required by applicable law or regulation; (ii) as required by state or federal regulatory authorities; (iii) to the Board of Directors of the Corporation, counsel to the Board, counsel to the Corporation, the Administrator, the independent accountants and any other agent of the Corporation or Corporation on a need-to-know basis; or (iv) as otherwise agreed to by the parties hereto in writing. For purposes of this section 12, references to the Investment Advisor include the Sub-Advisor.

13. Insurance. The Investment Advisor and the Corporation each agree to maintain errors and omissions or professional liability insurance coverage in an amount that is reasonable in light of the nature and scope of its respective business activities.

14. Limitation of Liability of Investment Advisor. As an inducement to your undertaking to render services pursuant to this Agreement, the Corporation agrees that you shall not be liable under this Agreement for any error of judgment or mistake of law or for any loss suffered by the Corporation in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect you against any liability to the Corporation or its shareholders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties, or by reason of your reckless disregard of your obligations and duties hereunder. Any person, even though also employed by you, who may be or become an employee of and paid by the Corporation shall be deemed, when acting within the scope of his or her employment by the Corporation, to be acting in such employment solely for the Corporation and not as your employee or agent. You will not be responsible or liable for the acts or omissions of any person who is not your employee or agent. For purposes of this section 14, references to the Investment Advisor include the Sub-Advisor.

15. Duration and Termination of This Agreement. This Agreement shall remain in force for a period of two years from the date hereof and shall continue in force from year to year thereafter, but only so long as such continuance is specifically approved at least annually (a) by the vote of a majority of the Directors who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Directors of the Corporation, or by the vote of a majority of the outstanding voting securities of the Corporation. The aforesaid requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder and any applicable SEC interpretative release or exemptive order.

This Agreement may be terminated with respect to the Corporation at any time, without the payment of any penalty, by the vote of a majority of the outstanding voting securities of the Corporation or by the Corporation’s Board of Directors on 60 calendar days’ written notice to you, or by you on 60 days’ written notice to the Corporation. This Agreement shall terminate automatically in the event of its assignment.

16. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved in a manner consistent with the 1940 Act and rules and regulations thereunder and any applicable interpretative release or SEC exemptive order therefrom.

17. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of “affiliated person,” assignment” and “majority of the outstanding voting securities”), as from time to time amended, shall be applied, subject, however, to such exemptions as may be granted by the SEC by any rule, regulation or order.

This Agreement shall be construed in accordance with the laws of the State of Maryland, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, or in a manner which would cause the Corporation to fail to comply with the requirements of Subchapter M of the Code.

This Agreement shall supersede all prior investment advisory or management agreements entered into between you and the Corporation.

If you are in agreement with the foregoing, please execute the form of acceptance on the accompanying counterpart of this letter and return such counterpart to the Corporation, whereupon this letter shall become a binding contract effective as of the date of this Agreement.

Yours very truly,

THE JAPAN FUND, INC.

By:	/s/ William L. Givens
Name:	William L. Givens
Title:	Chief Executive Officer

The foregoing Agreement is hereby accepted as of the date hereof.

NOMURA ASSET MANAGEMENT U.S.A. INC.

By:	/s/ Shigeru Shinohara
Name:	Shigeru Shinohara
Title:	President

11